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                                                                   Exhibit 10.76
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                      ASSET SALE AND ASSIGNMENT AGREEMENT


    This Asset Sale and Assignment Agreement ("Agreement") is entered into as of June 1, 2001, by and between SYNBIOTICS CORPORATION, a California corporation, with a place of business at 11011 Via Frontera, San Diego, CA 92127 ("Synbiotics"), MERIAL LIMITED, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at 27 Knightsbridge, London, SWIX 7QT, England, and domesticated in Delaware, U.S.A. as Merial LLC ("Merial Limited"), MERIAL S.A.S., a "Societe par Actions Simplifiee" registered in France (registered number 590 800 215) with offices at 29 avenue Tony Garnier, Lyon, France ("Merial S.A.S."), and MERIAL, INC., a Georgia corporation with offices at 115 Transtech Drive, Athens, Georgia 30601 ("Merial, Inc."). Merial Limited, Merial S.A.S., and Merial, Inc. may be collectively referred to as "Merial".

1.  Definitions.

    (a)  "Bio-Trends Agreement" means the Distribution Agreement between
         ----------------------
Synbiotics and Bio-Trends International, Inc. ("Bio-Trends") dated February 7, 1990, as amended August 22, 1996. Bio-Trend's interest in the Bio-Trends Agreement was assigned to Intervet, Inc., a Delaware corporation ("Intervet"), effective as of April 2000.

    (b)  "Effective Date" shall mean June 1, 2001.
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    (c)  "Merial USA Agreement" means the Agreement between Rhone Merieux, Inc.
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(n/k/a Merial, Inc.) and Synbiotics effective January 1, 1992, as amended July
27, 1993, August 22, 1996 and March 1, 1999 (effective as of July 1, 1998). Rhone Merieux, Inc.'s interest in the Merial USA Agreement was assigned to Merial Limited, effective as of March 1, 1999.

    (d)  "Merial Europe Agreement" means the Distribution Agreement between
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Rhone Merieux  S.A. (n/k/a Merial S.A.S) and Synbiotics dated July 10, 1990, as amended April 11, 1996, August 27, 1996, and February 5, 1997.

    (e)  "Open Purchase Orders" means purchase orders numbers 101121, 100910,
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101122, 300031, 101200, 101330, 101471, 101477, 101478 and 101479 placed by
Synbiotics with lntervet for delivery of an aggregate of 800,000 doses of bulk FeLV Product pursuant to the Merial Europe Agreement and 4,400,000 doses of bulk FeLV Product pursuant to the Merial USA Agreement. The term "Open Purchase Orders" includes the contracts represented thereby.

    (f)  "Outstanding Payables" means all of Synbiotics' payables to
         -----------------------
lntervet/Bio-Trends) for FeLV Product delivered by lntervet/Bio-Trends before the Effective Date (currently estimated to be US$409,604.13);

    (g)  "Product" shall mean the feline leukemia ("FeLV") vaccine sold under
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the agreements herein.

    (h)  "Put Option" means the RM Put Option, as described in Article 3 of the
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Stock Restriction and Rights Agreement dated July 9, 1997 (the "Stock
Agreement'), between Rhone Merieux S.A. (now known as Merial S.A.S.) and Synbiotics.

2. Synbiotics assigns all its right, title and interest in and to the Open Purchase Orders to Merial as of the Effective Date. Synbiotics retains, however, its claims and the causes of action against any non-parties to this Agreement for any breaches or damages incurred prior to the Effective Date. Merial accepts the assignment, and assumes and agrees to honor and completely perform all of Synbiotics' obligations under the Open Purchase Orders, except for any debts owed or obligations incurred by Synbiotics prior to the Effective Date.
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3.  Synbiotics assigns to Merial all of Synbiotics' right, title and interest in and to the Bio-Trends Agreement, including Synbiotics' rights to sell and distribute Product in Canada, the Merial USA Agreement, and the Merial Europe Agreement, as of the Effective Date. Synbiotics retains, however, its claims and the causes of action against any non-parties to this Agreement for any breaches or damages incurred prior to the Effective Date.

    (a) Merial accepts the assignment and assumes and agrees to honor and faithfully perform Synbiotics' obligations under the Bio-Trends Agreement, the Merial USA Agreement and the Merial European Agreement, except the Outstanding Payables and those obligations incurred by Synbiotics prior to the Effective Date. In addition, Merial covenants to Intervet (as the third-party beneficiary of this Agreement) to honor and faithfully perform all obligations to Intervet (except the Outstanding Payables) which may arise in the future under the Bio-Trends Agreement, and to continue to actively market and sell Product pursuant to both the letter and the spirit of the Bio-Trends Agreement.

    (b) Merial shall perform, and not look to Synbiotics to perform, the obligations of Synbiotics under the Bio-Trends Agreement after the Effective Date. Synbiotics agrees to remain fully responsible to any parties, including but not limited to Bio-Trends, lntervet, the USDA, Synbiotics distributors, or its end-use customers, for any actions, claims, liabilities, judgments, settlements, costs and expenses (including attorneys' fees) that arise from Synbiotics' actions, omissions or contractual obligations prior to the Effective Date.

    (c) For avoidance of doubt, Synbiotics represents that Intervet has been consulted as to whether it would or would not consent to the assignment of the BioTrends Agreement. Furthermore, Synbiotics represents to Merial and Merial agrees that the consent of Intervet cannot be unreasonably withheld for this assignment of the Bio-Trends Agreement, and that therefore the actual receipt of Intervet's consent is not a condition precedent or subsequent to the consummation of the transactions contemplated by this Asset Sale and Assignment Agreement.

4. Synbiotics assigns to Merial all right, title and interest in and to Synbiotics' customer lists for Synbiotics VacSYN FeLV Product, subject to the license granted in Section 8 below. Synbiotics shall promptly transmit the list to Merial by whatever reasonable means Merial specifies.

5. Synbiotics shall retain its accounts receivable in respect of and inventories pertaining to VacSYN FELV Product. Upon execution of this Agreement, Synbiotics shall supply no more FELV Product to Merial, and all open orders from Merial to Synbiotics for FELV Product are nullified in this transaction. The parties acknowledge, however, that the rights corresponding to open orders from Synbiotics to Intervet under the Bio-Trends Agreement are also assigned to Merial.

6. Promptly after the Effective Date, Synbiotics shall immediately provide Merial with copies of all records of VacSYN customer orders, purchases, payments and other relevant customer information.

7. Synbiotics agrees not to use its VacSYN trademark for any purpose other than to sell its existing inventory of VacSYN Product. Upon the earlier of the completion of Synbiotics selling of the remaining VacSYN Product or October 31, 2001, Synbiotics shall assign, without additional consideration and at its own cost, the VacSYN trademark to Merial. Synbiotics shall take no action nor fail to act in any way that would dilute or impair the value of the VacSYN trademark.

8. Merial grants Synbiotics a six (6) month license to use the VacSYN customer list and associated customer information for the sole purpose of selling Synbiotics existing inventory of VacSYN FELV Product. Synbiotics represents that it has no more than 14,000 doses of remaining Product, and that apart from the license granted herein, it will sell no more Product after the Effective Date.

    Synbiotics agrees to maintain complete regulatory and legal responsibility for VacSYN Product, regardless of any right, title or interest assigned to Merial under this Agreement. Synbiotics will indemnify and hold harmless Merial on demand for any actions, claims, liabilities, judgments, settlements, costs and expenses (including attorneys' fees) related to Synbiotics packaging, labeling, marketing, advertising, distribution or sales of VacSYN.

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9.  In consideration for Synbiotics' assignments and agreed-upon terms in
Sections 2 - 8 above, Merial agrees to the following:

    (a) any WITNESS(R) diagnostic license fees owing from Synbiotics to Merial for sales of WITNESS through April 30, 2001 (US$613,000), shall be due and payable only in tenths, with one-tenth (1/10) becoming due and payable on the 15th day of each of the ten (10) months commencing July 2001 and ending April 2002. Synbiotics shall make such payments to Merial S.A.S., to the account specified by authorized representatives of Merial S.A.S., currently account # IBAN FR20 3000 2019 0000 0061 0407 M76, opened in the books of Credit Lyonnais Bank in Lyon. Synbiotics agrees that it owes Six Hundred Thirteen Thousand Dollars (US$613,000) to Merial and will pay the amount owed as per the terms of this Agreement. Synbiotics warranties that such payments will be made free of any claims by holders of any existing security interests; and

    (b)  Merial will forego its right to exercise the Put Option, provided that
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as of April 15, 2002, Synbiotics has completed all of its material obligations and commitments to be completed by April 15, 2002 under the terms of this Agreement. Merial will not forego its right to exercise the Put Option if, as of April 15, 2002, there is any material failure of Synbiotics to comply with the terms of the Agreement to be completed by April 15, 2002; and

    (c) Merial shall be permitted to sell any or all of its 821,340 shares of Synbiotics Common Stock at any time after the Effective Date, subject to any and all limitations imposed by applicable securities laws and rules, regardless of the restrictions contained in the Stock Agreement; and

    (d) Merial agrees that Section 6.05 of the Option and License Agreement, executed June 4, 1999 between Merial Limited and Synbiotics Corporation, is amended to read in full: "Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which shall not be unreasonably withheld; except that Synbiotics may assign this Agreement, and its rights and obligations hereunder, to any party that acquires Synbiotics."

10. In consideration for Merial assuming Synbiotics' obligations under the Bio-Trends Agreement, Synbiotics agrees:

    (a) that Section I 1.3(a) of the Stock Purchase Agreement (executed July 9, 1997 between Rhone Merieux S.A. and Synbiotics Corporation) is amended as of the Effective Date to change the words "existing or proposed product manufactured by the Company or proposed to be" to "existing product". Sections 11.3(b) and 11.3(c) shall remain in effect between the parties.

    (b) to irrevocably waive its rights, which would have arisen after the Effective Date, under Article 1 of the Collaboration Research Agreement (executed July 9, 1997 between Synbiotics Corporation and Rhone Merieux S.A.S.), except the last paragraph of Article 1, which shall remain applicable to any
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technologies provided to Synbiotics by Merial under Article 1 prior to the
Effective Date. Article 1 of the Collaboration Research Agreement provides Synbiotics with a right of first refusal for any technology which could have an application in the Diagnostics Field (as defined in the Collaboration Research Agreement).

    (e) Additionally, Merial may consider Synbiotics as a candidate for manufacturing of any diagnostic products developed by or licensed to Merial after the Effective Date. For avoidance of doubt, this provision does not oblige Merial to consider or use Synbiotics as a manufacturer for any animal health products, including diagnostics.

11. Merial shall have no further obligation to supply vaccines to Synbiotics under the Merial USA Agreement after the Effective Date.

12. Synbiotics warrants to Merial that it has performed all of its obligations under the Bio-Trends Agreement, except the Outstanding Payables, and any other agreements or rules related to its obligations for FeLV, including but not limited to those-obligations to Merial, lntervet, Bio-Trends, regulatory agencies, Synbiotics' customers, and the end-users of the Product, and

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further agrees to indemnify Merial on demand for any loss sustained by Merial as a result of this warranty. Synbiotics will remain responsible for payment of any Outstanding Payables.

13. The parties agree that any press release or publication disclosure required by the U.S. Securities and Exchange Commission (SEC) or other regulatory agencies may be issued, but that the disclosing party shall provide the intended text of the publication to the other party seven (7) days before publishing the release. The disclosing party shall cooperate with the other party to prevent the disclosure of any proprietary or confidential information. If the receiving party does not respond within seven (7) days of receiving the proposed text from the disclosing party, the disclosing party may assume that the receiving party consents to the text for publication. Except for disclosures required for the purposes above, any other information about this Agreement or the business relationship between the parties shall be kept confidential.

14. Except as otherwise specifically provided in this Agreement, notices, demands or other communications pursuant to this Agreement shall be in writing, and shall be effective when delivered personally or when sent by certified or registered mail, return receipt requested, overnight courier service, or facsimile transmission. Such notice, demands or other communications shall be addressed to the party or parties to whom the notice, demand or other communication must be provided at the address set forth below or to such other address specified by the party from time to time by written notice to the other parties:

         Address of notices to Merial:

              Vice President - Companion Animal Global Enterprise
              Merial Limited
              3239 Satellite Boulevard
              Duluth, GA 30096         Fax 678.638.3830

         and  Corporate Counsel Legal Department
              Merial Limited
              115 Transtech Drive
              Athens, GA 30601         Fax 706.548.4512

         Address of notices to Synbiotics:

              Paul A. Rosinack
              President
              Synbiotics Corporation
              11011 Via Frontera
              San Diego, CA 92127      Fax: 858.451.5719

         and  Hayden J. Trubitt, Esq.
              Brobeck, Phleger & Harrison
              12390 El Camino Real
              San Diego, CA 92130      Fax: 858.720.2555

Failure by any party to this Agreement to enforce, at any time, any provisions of this Agreement or to require, at any time, performance by any other party of any of the provisions hereof shall not constitute, and shall not in any way be construed to be, a waiver of any such provisions or of that party's right thereafter to enforce each and every provision of this Agreement.

15. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which shall not be unreasonably withheld; except that Synbiotics may assign this Agreement, and its rights and obligations hereunder, to any party that acquires all the share capital of Synbiotics. Any subsequent assignee, purchaser, or transferee shall be bound by the terms of this Agreement.

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16. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia choice of law rules, and any action or claim related to this Agreement shall be filed in the State of Georgia. This document constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations and agreements. This Agreement may not be amended or waived except in express written terms as agreed between the parties.

17. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

SYNBIOTICS CORPORATION                          MERIAL LIMITED

By: /s/ Paul A. Rosinack                        By:  /s/ Dennis Tomaso
    --------------------                             -----------------
Title: President & CEO                          Title: Vice President
Date: June 1, 2001                              Date: June 1, 2001

MERIAL S.A.S.                                   MERIAL, INC.

By: /s/ Daniel Gouffe                           By: /s/ Dennis Tomaso
    -----------------                               -----------------
Title: President                                Title: Vice President
Date: June 7, 2001                              Date: June 1, 2001

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